Exhibit 15.1

BDO Seidman, LLP Communication to the SEC

September 28, 2005
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

We are aware that The Savannah Bancorp, Inc. has incorporated by reference in the Prospectus constituting a part of this Registration Statement our reports dated August 1, 2005 and May 5, 2005, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly reports on Form 10-Q for the quarters ended June 30, 2005 and March 31, 2005, respectively. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO Seidman, LLP
Atlanta, Georgia